Yelp Reports Fourth Quarter and Full Year 2018 Financial Results

Reports Net Revenue of $244 Million, Net Income of $32 Million and Adjusted EBITDA of $53 Million

Targeting Mid-Teens Revenue CAGR for 2019-2023 and a 30-35% Adjusted EBITDA Margin by 2023

Expects to Increase Adjusted EBITDA Margin by 2-3 Percentage Points in 2019

Board Approves Increase of $250 Million to Share Repurchase Program, Bringing Outstanding Authorization to $500 Million; Plans to Repurchase $250 Million in the First Half of 2019

Announces Election of Three Seasoned Executives to the Board of Directors

SAN FRANCISCO--(BUSINESS WIRE)--February 13, 2019--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the fourth quarter and full year ended December 31, 2018 in its Q4 2018 Shareholder Letter. The company has also provided an investor presentation outlining its strategic plan and long-term financial targets. Both are available on Yelp’s Investor Relations website at www.yelp-ir.com.

“In 2018, we evolved our go-to-market strategy to capture more of our addressable market and reduce sales friction,” said Jeremy Stoppelman, co-founder and CEO of Yelp. “We also made significant progress in driving consumer usage in the Restaurants vertical and business-owner monetization in the Home & Local Services vertical. We plan to continue the transition in 2019, and expect to achieve stronger revenue growth and higher Adjusted EBITDA margins in the second half of 2019 as our growth initiatives begin to deliver. For the next five years, we see mid-teens revenue growth and Adjusted EBITDA margins in the 30-35% range by 2023. Our board of directors has increased our share repurchase authorization to $500 million and elected three experienced business leaders to our board of directors.”

Quarterly Conference Call

Yelp will host a conference call at 2:00 p.m. PT to discuss the fourth quarter and full year 2018 financial results, the company’s business outlook for the first quarter and full year 2019, and its strategic plan and long-term financial targets. The webcast of the conference call can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website until February 21, 2019.

Update on Strategic Initiatives and Financial Targets

Yelp has identified a detailed path toward long-term shareholder value. Key components include Yelp’s plans to:

●

Deliver long-term double-digit revenue growth: Yelp currently targets a compound annual revenue growth rate in the mid-teens from 2019 through 2023, driven by initiatives aimed at winning in key verticals, expanding business offerings, driving more value to business customers, capturing enterprise, and enhancing the consumer experience.

●

Drive margin expansion and optimize cost structure: Yelp has a clear strategy to deliver cost savings and continue its track record of margin expansion to achieve Adjusted EBITDA margin of 30-35% by 2023. This strategy includes initiatives to shift its emphasis to the most efficient sales channels, relocate its salesforce to more attractive locations, and optimize marketing spend.

●

Accelerating strategy through effective partnerships: Partnerships like Yelp’s long-term Grubhub relationship continue to deliver significant value and represent attractive growth drivers for its business. Yelp recently further expanded its partner relationships through new engagements with industry leaders like Visa and GoDaddy, among others, and plans to continue exploring such opportunities.

Increased Commitment to Return Capital to Shareholders

Yelp announced that its Board of Directors (“Board”) authorized an increase of $250 million to the company’s current share repurchase program, bringing the total outstanding authorization to $500 million. The company currently plans to repurchase approximately $250 million of its common stock in the first half of 2019. The company may repurchase shares at management’s discretion, with the amount and timing of any repurchases subject to liquidity, cash flow and market conditions, among other factors.

Additions to Board of Directors

As previously disclosed, the Board and its Nominating and Corporate Governance Committee initiated a process, with the support of the nationally-recognized director search firm Spencer Stuart, to evaluate the Board’s composition and identify additional director candidates to help drive the Yelp strategy. As a result of that process, the Board, following the recommendation of the Nominating and Corporate Governance Committee, appointed George Hu, Sharon Rothstein and Brian Sharples to serve as members of the Board, effective March 1, 2019. Hu, Rothstein and Sharples will replace directors Geoff Donaker, Jeremy Levine, and Peter Fenton, respectively, who will step down from the Board, effective March 1, 2019.

“We are excited to announce the appointment of George, Sharon and Brian to our Board,” said Diane Irvine, Chairperson of the Board. “As we work to capitalize on the opportunities before us to drive long-term growth and deliver value to our shareholders, we are committed to maintaining a Board that provides robust oversight and has the right skills to support Yelp. George, Sharon and Brian bring to our Board extensive experience as business leaders of relevant verticals at a variety of impressive companies and their expertise will be critical as we implement our strategy over the coming years. On behalf of the entire Board, I would like to thank Geoff Donaker, Jeremy Levine and Peter Fenton for their many contributions to Yelp over the years, including preparing for and taking the company public, and growing it to nearly $1 billion in annual revenues today.”

“George, Sharon and Brian are experienced business veterans who bring a wealth of practical, hands-on knowledge and skill sets to Yelp, including scaling operations, sales, marketing, product and monetization,” said Jeremy Stoppelman.“George has an extensive track record in operations, including 13 years at Salesforce prior to joining Twilio, where he currently serves as COO. Sharon is an accomplished marketing executive who most recently served as CMO of Starbucks, overseeing the growth of their mobile apps and loyalty programs. Brian is a successful technology CEO with significant experience operating e-commerce and marketplace businesses.”

George Hu

Mr. Hu is an accomplished leader with extensive experience as a software and operations executive at leading technology companies including Twilio and Salesforce. Throughout his career he has helped lead companies through hyper-growth, scale businesses and has extensive experience operating large complex organizations. He currently serves as Chief Operating Officer of Twilio, the leading cloud communications platform, where he has overseen and executed the Company’s strategy, including guiding the Company towards new market opportunities. Previously Mr. Hu spent over 13 years at Salesforce, where he served in multiple roles spanning products, marketing and customer education, and the company grew from generating $20 million to $5 billion in revenue. He most recently served as Chief Operating Officer for 4 years, during which the company delivered 78% total shareholder return. Earlier in his career, Mr. Hu held product management and strategic consulting roles at North Point Communications and The Boston Consulting Group. Mr. Hu holds an A.B. from Harvard University and an MBA from the Stanford Graduate School of Business.

Sharon Rothstein

Ms. Rothstein is a veteran marketing executive having led brand, product and omni-channel marketing at some of the world’s most iconic global consumer-facing companies. Ms. Rothstein currently serves as Operating Partner of Stripes Group, a leading growth equity firm that has been investing in high growth consumer and SaaS companies for over a decade. Prior to joining Stripes, Ms. Rothstein served as Executive Vice President, Global Chief Marketing Officer and subsequently, Executive Vice President, Global Chief Product Officer for Starbucks, the specialty coffee retailer, where she had responsibility for the Starbucks brand and go-to-market plan as well as the company’s portfolio of product platforms. Ms. Rothstein led the creation of the narrative for Starbucks’ global retail experiences and directed all product initiatives, creative expressions, advertising, and omni channel marketing and merchandising. In addition, Ms. Rothstein held senior marketing and brand management positions at Sephora, Godiva, Starwood Hotels & Resorts, Nabisco Biscuit Company and Procter & Gamble. She currently serves as a Board member of True Food Kitchen, a fast-growing healthy lifestyle restaurant company, and Levain Cookies, a premium bakery famous for its decadent cookies. Ms. Rothstein earned a Bachelor of Commerce from the University of British Columbia and an MBA from the Anderson School of Management of the University of California, Los Angeles.

Brian Sharples

Mr. Sharples is a successful serial entrepreneur, angel investor, and executive with extensive experience in startup and well-established technology and e-commerce companies, both as a board member and in leading operations and executive roles. Mr. Sharples has founded and scaled several high-growth startups and oversaw their strategic exits. Mr. Sharples co-founded and served as Chairman and CEO of HomeAway, Inc., a global online marketplace for the vacation rental industry, where he led the company's successful public offering in 2011, and the $3.9 billion acquisition by Expedia in 2015. Prior to HomeAway, Mr. Sharples was President and CEO of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies that went public in 1996 and was sold to WPP Group in 2000. In addition to his operational leadership, Mr. Sharples has served on the boards of several global technology companies specializing in the consumer space, including KAYAK and RetailMeNot, Inc., and currently serves on the boards of GoDaddy and Ally Financial Group. Mr. Sharples also helped oversee the successful acquisitions of KAYAK (by Priceline) and RetailMeNot Inc. (by Harland Clarke) during his board tenures. Mr. Sharples also has served on the boards of several private companies, including most recently as Chairman of Twyla, Inc., a company he co-founded in 2015 that offers a software platform to license and sell limited edition artwork. He also serves as Chairman of private-equity backed Fexy Media, and on the board of RVShare, a leading online marketplace for RV rentals. Early in his career, Mr. Sharples founded I Motors, an event-based marketplace for used cars, and served as a consultant at Bain & Co. Mr. Sharples holds a B.S. in Economics and Math from Colby College and an MBA from the Stanford Graduate School of Business of Stanford University.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a platform for consumers to discover, interact and transact with local businesses of all sizes. Yelp was founded in San Francisco in July 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls or webcasts, as required by applicable law.

Non-GAAP Financial Measures

This press release and statements made during the above-referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.”

We define EBITDA as Net income (loss), adjusted to exclude: Provision for (benefit from) income taxes; Other income, net; and Depreciation and amortization.

We define Adjusted EBITDA as Net income (loss), adjusted to exclude: Provision for (benefit from) income taxes; Other income, net; Depreciation and amortization; Stock-based compensation expense; any Gain (loss) on the disposal of a business unit; Restructuring and integration costs; and, in certain periods, certain other income and expense items. We define Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp’s annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp’s working capital needs;
●	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
●	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;
●	Adjusted EBITDA does not take into account any restructuring or integration costs; and
●	other companies, including those in Yelp’s industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, Net income (loss) and Yelp’s other GAAP results.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, Yelp’s future performance that are based on its current expectations, forecasts and assumptions and that involve risks and uncertainties. These statements include, but are not limited to, statements regarding Yelp’s:

●	large market opportunity and ability to sustain long-term growth;
●	ability to achieve stronger revenue growth in the second half of 2019 and mid-teens revenue growth on a compound annual growth basis from 2019 to 2023;
●	ability to achieve higher Adjusted EBITDA margins in the second half of 2019 and targeted increases in its Adjusted EBITDA margin of 2-3 percentage points in 2019 and of 30-35% by 2023;
●	near-term and long-term strategic and investment priorities — including optimizing its cost structure, expanding its offerings, driving growth from customers of all sizes and accelerating its strategy through effective partnerships — as well as its ability to execute against those priorities;
●	ability to increase customer acquisition through the sale of non-term contracts;
●	ability to drive more value to consumers and businesses;
●	plans to increase its focus on different product distribution channels; and
●	plans and ability to create shareholder value and return capital to shareholders, including through its share repurchase program.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to Yelp’s:

●	limited operating history in an evolving industry;
●	ability to generate sufficient revenue to maintain and increase profitability, particularly in light of its significant ongoing sales and marketing expenses;
●	ability to reduce or control expenses sufficiently to meet its profitability targets;
●	ability to increase traffic to its platform and generate and maintain sufficient high-quality content from its users;
●	ability to introduce successful new products and services; and
●	ability to maintain and expand its base of advertisers, including enterprise customers, particularly as an increasing portion of advertisers have the ability to cancel their advertising campaigns at any time.

Factors that could cause or contribute to such differences also include those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2018	2017 (1)
Assets
Current assets:
Cash and cash equivalents	$332,764	$547,850
Short-term marketable securities	423,096	273,366
Accounts receivable, net	87,305	76,173
Prepaid expenses and other current assets	17,104	15,700
Total current assets	860,269	913,089

Long-term marketable securities	-	25,032
Property, equipment and software, net	114,800	103,651
Goodwill	105,620	107,954
Intangibles, net	13,359	16,893
Restricted cash	22,071	18,554
Other non-current assets	59,444	40,428
Total assets	$1,175,563	$1,225,601

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,540	$9,033
Accrued liabilities	54,522	73,665
Deferred revenue	3,843	3,469
Total current liabilities	64,905	86,167
Long-term liabilities	35,140	30,737
Total liabilities	100,045	116,904

Stockholders' equity
Common stock	-	-
Additional paid-in capital	1,139,462	1,038,017
Treasury stock	-	(46)
Accumulated other comprehensive loss	(11,021)	(8,444)
(Accumulated deficit) retained earnings	(52,923)	79,170
Total stockholders' equity	1,075,518	1,108,697
Total liabilities and stockholders' equity	$1,175,563	$1,225,601

(1) As of January 1, 2018, the company adopted Accounting Standards Update 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASC 606"), using the full retrospective method. Accordingly, the company has recast certain amounts in prior periods presented.

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
	2018	2017 (1)	2018	2017 (1)
Net revenue	$243,740	$219,441	$942,773	$850,847

Costs and expenses:
Cost of revenue (2)	14,255	16,236	57,872	70,518
Sales and marketing (2)	121,256	111,013	483,309	437,424
Product development (2)	54,273	47,994	212,319	175,787
General and administrative (2)	29,677	27,898	120,569	109,707
Depreciation and amortization	11,557	9,729	42,807	41,198
Restructuring and integration	-	1	-	288
Gain on disposal of a business unit	-	(163,697)	-	(163,697)
Total costs and expenses	231,018	49,174	916,876	671,225
Income from operations	12,722	170,267	25,897	179,622
Other income, net	4,160	1,897	14,109	4,864
Income before income taxes	16,882	172,164	40,006	184,486
Benefit from (provision for) income taxes	15,064	(31,074)	15,344	(31,491)
Net income attributable to common stockholders	$31,946	$141,090	$55,350	$152,995

Net income per share attributable to common stockholders:
Basic	$0.39	$1.69	$0.66	$1.87
Diluted	$0.37	$1.58	$0.62	$1.76

Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	82,706	83,264	83,573	81,602
Diluted	86,287	89,064	88,709	87,170

(1) As of January 1, 2018, the company adopted ASC 606 using the full retrospective method. Accordingly, the company has recast certain amounts in the prior period presented.

(2) Includes stock-based compensation expense as follows:

	Three Months Ended
	December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cost of revenue	$1,227	$1,079	$4,572	$4,010
Sales and marketing	7,265	6,666	30,779	28,100
Product development	15,004	12,851	56,882	47,280
General and administrative	5,157	4,811	22,153	21,025
Total stock-based compensation	$28,653	$25,407	$114,386	$100,415

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2018	2017 (1)
Operating activities
Net income attributable to common stockholders	$55,350	$152,995

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,807	41,198
Bad debt expense	24,515	20,917
Stock-based compensation	114,386	100,415
Release of valuation allowance against deferred tax assets	(16,632)	-
Gain on disposal of a business unit	-	(163,697)
Other adjustments	(3,978)	293
Changes in operating assets and liabilities:
Accounts receivable	(35,664)	(36,146)
Prepaid expenses and other assets	(773)	(1,362)
Accounts payable, accrued expenses and other liabilities	(19,824)	53,034
Net cash provided by operating activities	160,187	167,647

Investing activities
Purchases of marketable securities	(751,237)	(354,895)
Maturities of marketable securities	613,700	264,000
Sale of investment prior to maturity	17,895	-
Sale of a business, net of cash sold	-	252,663
Acquisitions, net of cash received	-	(50,544)
Purchases of property, equipment and software	(24,849)	(15,598)
Capitalized website and software development costs	(20,123)	(14,647)
Other investing activities	245	157
Net cash (used in) provided by investing activities	(164,369)	81,136

Financing activities
Proceeds from issuance of common stock for employee stock-based plans	29,779	40,917
Taxes paid related to net share settlement of equity awards	(50,144)	(1,199)
Repurchases of common stock	(187,382)	(12,556)
Net cash (used in) provided by financing activities	(207,747)	27,162

Effect of exchange rate changes on cash, cash equivalents and restricted cash	360	941

Change in cash, cash equivalents and restricted cash	(211,569)	276,886
Cash, cash equivalents and restricted cash - Beginning of period	566,404	289,518
Cash, cash equivalents and restricted cash - End of period	$354,835	$566,404

(1) As of January 1, 2018, the company adopted ASC 606 using the full retrospective method. Accordingly, the company has recast certain amounts in the prior period presented. Also as of January 1, 2018, the company adopted Accounting Standards Update No. 2016-18, "Statement of Cash Flows (Subtopic 230): Restricted Cash," and recast the prior period presented.

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
	2018	2017 (1)	2018	2017 (1)
Reconciliation of GAAP net income to EBITDA and adjusted EBITDA:

GAAP net income	$31,946	$141,090	$55,350	$152,995
(Benefit from) provision for income taxes	(15,064)	31,074	(15,344)	31,491
Other income, net	(4,160)	(1,897)	(14,109)	(4,864)
Depreciation and amortization	11,557	9,729	42,807	41,198
EBITDA	$24,279	$179,996	$68,704	$220,820

Stock-based compensation	28,653	25,407	114,386	100,415
Gain on disposal of a business unit	-	(163,697)	-	(163,697)
Restructuring and integration costs	-	1	-	288
Adjusted EBITDA	$52,932	$41,707	$183,090	$157,826

Net revenue	$243,740	$219,441	$942,773	$850,847
Adjusted EBITDA margin	22%	19%	19%	19%

(1) As of January 1, 2018, the company adopted ASC 606 using the full retrospective method. Accordingly, the company has recast certain amounts in the prior period presented.

Yelp Inc.
Fourth Quarter and Full Year Net Revenue Adjusted for Eat24, Nowait and Turnstyle
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017 (1)	2018	2017 (1)
Net revenue, as reported	$243,740	$219,441	$942,773	$850,847
Eat24 revenue	-	(1,830)	-	(53,909)
Nowait and Turnstyle revenue	-	-	(8,453)	(5,188)
Adjusted net revenue	$243,740	$217,611	$934,320	$791,750

(1) As of January 1, 2018, the company adopted ASC 606 using the full retrospective method. Accordingly, the company has recast certain amounts in the prior period presented.

Investor Relations Contact

Kate Krieger
415-266-3513
ir@yelp.com